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BIG 5 SPORTING GOODS CORPORATION RECEIVES DETERMINATION
FROM NASDAQ TO CONTINUE LISTING OF SHARES FOLLOWING FILING
OF FISCAL 2004 FORM 10-K
•	Effect of Restatement Consistent with Previously Announced Estimates
EL SEGUNDO, Calif., — September 8, 2005 — Big 5 Sporting Goods Corporation (NASDAQ: BGFVE), a leading sporting goods retailer, announced that today it received a determination from the Nasdaq Listing Qualifications Panel (the “Panel”) to continue the listing of the Company’s common stock on the Nasdaq National Market following the Company’s filing of its Annual Report on Form 10-K for fiscal 2004 (the “fiscal 2004 Form 10-K”) with the Securities and Exchange Commission. The Panel had previously granted the Company an extension to August 31, 2005 to file the fiscal 2004 Form 10-K. The Company subsequently requested that the Panel grant an additional extension of time to file its fiscal 2004 Form 10-K, and before receiving any determination from the Panel, the Company filed the fiscal 2004 Form 10-K on September 6, 2005. In the decision received today, the Panel denied the Company’s request for a further extension, but determined to continue the listing of the Company’s shares because the Company had filed its fiscal 2004 Form 10-K before adverse action by the Panel.
The fiscal 2004 Form 10-K includes the previously announced restatement of the Company’s prior reported financial statements for fiscal years ended December 28, 2003 and December 29, 2002, as well as the quarterly periods of fiscal 2003 and the first three quarterly periods of fiscal 2004.
The Company restated its prior period financial statements to correct a previously-announced error in an account within accounts payable that the Company discovered during its normal year-end account closing process for fiscal 2004. In addition, the Company also made changes to its accounting treatment for certain leases following the February 7, 2005 letter from the Securities and Exchange Commission’s Chief Accountant clarifying the Commission staff’s interpretation of certain lease accounting issues and spread over appropriate quarterly periods a previously implemented sales return reserve. The Company and its independent professional advisors also conducted a review of the Company’s prior financial statements on behalf and under the supervision of the Audit Committee, and this review identified additional items for correction in the restatement. Details regarding the restatement are included in the Company’s fiscal 2004 Form 10-K.
The impact on previously reported net income of the adjustments necessary to correct the error in an account within accounts payable was $(1.8) million and $(1.4) million in fiscal 2002 and fiscal 2003, respectively, and there was no change to net income for fiscal 2004 as preliminarily reported on February 9, 2005. The cumulative, net impact on previously reported net income of all other restatement items, including the lease accounting changes and reallocation of the sales return reserve implemented by the Company in the third quarter of fiscal 2004, was $0.02 million, $(1.4) million and $(0.7) million in fiscal 2002, fiscal 2003 and fiscal 2004 as preliminarily reported, respectively. The cumulative, net impact of these additional restatement items represented less than 3% of aggregate net income for fiscal 2002 through fiscal 2004 as restated to reflect the correction of the error in an account within accounts payable. The restatement also reduced net income for prior periods, which was reflected in an opening balance sheet adjustment of $(3.2) million for fiscal 2002.
Net income for the 2004 fourth quarter, after giving effect to all restatement adjustments, was $9.5 million, or $0.42 per diluted share, versus preliminarily reported net income of $11.6 million, or $0.51 per diluted share. Net income for the 2004 fiscal year, after all restatement adjustments, was $33.5 million, or $1.47 per diluted share, versus preliminarily reported net income of $34.3 million, or $1.50 per diluted share.
The Company is working to file its Quarterly Reports on Form 10-Q for the first and second quarters of fiscal 2005 as soon as possible. In order to continue to have its common stock listed on the Nasdaq National Market, the Company must file these Quarterly Reports by the September 30, 2005 extended deadline previously set by the Panel. The determination received from the Panel today stated that if the Company is unable to file these Quarterly Reports by the September 30, 2005 deadline, no further extension requests will be considered and the Company’s common stock will be immediately delisted from the Nasdaq National Market. There can be no assurance that the Company will be able to file these Quarterly Reports by the September 30, 2005 deadline.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the United States, operating 311 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on September 6, 2005. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.